U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person

       Rich               Rebecca                  S.
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       (Last)             (First)             (Middle)

       Post Office Box 1167
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                         (Street)

      Asheboro               NC                27204
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       (City)             (State)            (Zip Code)

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2.  Issuer Name and Ticker or Trading Symbol

       B.B. Walker Company
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

       ###-##-####
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4.  Statement for Month/Year
      Fiscal Year Ended October 28, 2000
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5.  If Amendment, Date of Original (Month/Year)
       Not Applicable
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6.  Relationship of Reporting Person to Issuer (Check all applicable)

      [   ] Director                               [   ] 10% Owner
      [ X ] Officer (give title below)             [   ] Other (specify below)

                   Assistant Corporate Secretary
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

          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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1. Title of        2. Transaction   3. Transaction   4. Securities Acquired (A)  5. Amount of     6. Ownership    7. Nature of
   Security               Date             Code         or Disposed of (D)          Securities       Form:           Indirect
   (Instr. 3)         (MM/DD/YY)       (Instr. 8)       (Instr. 3, 4 and 5)         Beneficially     Direct(D) or    Beneficial
                                                                                    Owned at         Indirect (I)    Ownership
                                                                                    End of Issuer's  (Instr. 4)      (Instr. 4)
                                                                                    Fiscal Year
                                                                (A) or            (Instr. 3 and 4)
                                       Code    V        Amount    (D)    Price
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
No activity since
last Form 4 filing.|                |                |                           |    442         |  D            |  N/A
-------------------|----------------|----------------|---------------------------|----------------|---------------|------------

                   |                |                |                           |                |               |
-------------------|----------------|----------------|---------------------------|----------------|---------------|------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (e.g. puts, calls, warrants, options, convertible securities)
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1.           2.         3.        4.        5.            6.            7.                 8.      9.        10.       11.
Title of     Conver-    Trans-    Trans-    Number of     Date Exer-    Title and Amount   Price   Number    Owner-    Nature
Derivative   sion or    action    action    Derivative    cisable and   of Underlying      of      of Deriv- ship      of
Security     Exercise   Date      Code      Securities    Expiration    Securities         Deriv-  ative     Form of   Indirect
(Instr. 3)   Price of   (M/D/Y)   (Instr.8) Acquired (A)  Date          (Instr.3 and 4)    ative   Secur-    Deriv-    Bene-
             Deriv-                         or            (M/D/Y)                          Secur-  ities     ative     ficial
             ative                          Disposed (D)                                   ity     Bene-     Security: Owner-
             Security                      (Instr.3,4,5)                                  (Inst.5) ficially  Direct(D) ship
                                                                                Amount             Owned at  or Indi-  (Inst.4)
                                                                                or                 End of    rect(I)
                                                          Date    Expir-        Number             Year     (Instr.4)
                                                          Exer-   ation         of                (Instr.4)
                                  Code  V     (A)   (D)   cisable Date   Title  Shares
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



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Explanation of Responses:


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



                                     /s/ REBECCA S. RICH              12/05/00
                                   -------------------------------    --------
                                   **Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
   78ff(a).